Exhibit 19.1
Medline Inc.
Insider Trading Policy
1.Statement of Policy
1.1Medline Inc. (together with its subsidiaries, “Medline” or the “Company”) has adopted this Insider Trading Policy (the “Policy”) to promote compliance with securities laws, protect Medline’s reputation for integrity and ethical conduct, and provide guidance and expectations to the Company’s directors, officers, and other employees with respect to transactions in the Company’s securities and the securities of the Company’s business partners (as defined below). Failure to follow this Policy may result in termination of employment, as well as severe civil and criminal penalties.
1.2Key Principles.
1.2.1.We do not trade in securities when we are aware of material nonpublic information.
1.2.2.We do not tip material nonpublic information to others who then trade.
1.3Personal Responsibility. You are responsible for knowing and following the laws and regulations that apply to your transactions in Medline securities and other companies’ securities (including Medline business partners). While the Policy is designed to reduce the risk of violation of insider trading laws, compliance with the Policy, including any trading preclearance, is not a guarantee against a finding of insider trading violations. In addition, any transaction subject to scrutiny will be evaluated by authorities or others after the fact. Before engaging in any transaction, you should carefully consider how it may be viewed in the bright light of hindsight.
1.4Medline will conduct all global business activities in full compliance with this Policy, including any associated or related procedures or processes.
2.Glossary of Terms

Term	Definition	Term	Definition
Blackout Insider	Section 6.1	Policy	Section 1.1
Board	Section 3.1	Preclearance Insider	Section 7.1
Board Observers	Section 3.1	public release	Section 6.2
business partner	Section 3.2	Related Persons	Section 3.1
Company	Section 1.1	Rule 10b5-1 Trading Plan	Section 9.1
ELT	Section 6.1	Section 16 Officer	Section 6.1
ESPP	Section 3.2	trade	Section 3.2
Exchange Act	Section 7.3	Trading List	Section 6.1
material nonpublic information	Section 4	transaction	Section 3.2
Medline	Section 1.1

3.Scope
3.1Persons Covered.
▪All Medline employees worldwide and members of the Medline Board of Directors (the “Board”);
▪All consultants and contractors worldwide who may be provided access to material nonpublic information and all observers of the Board (“Board Observers”); and
▪any family members or others who reside with the above persons and any family members who do not live with them but whose transactions in Medline securities are subject to their influence or control (such as parents or children who consult with them before they trade in Medline securities), and any entities (such as trusts or corporations) or persons whose securities transactions are controlled or managed by the above persons (collectively, “Related Persons”).

You are responsible for making sure that your Related Persons comply with this Policy.

This Policy continues to apply even after you cease to be a Board member, employee, consultant, contractor, or Board Observer of Medline. If you are aware of material nonpublic information when your employment, service or contractual governance relationship with Medline terminates, you may not trade in Medline securities or securities of its business partners (defined below) until that information becomes public or not material.
3.2Transactions Covered. All transactions, direct or indirect, in the Company’s securities, including common stock, preferred stock, options to purchase stock, instruments convertible or exchangeable into equity or debt securities of the Company (including Common Units of Medline Holdings, LP), notes, warrants, and any other equity or debt securities of the Company, as well as any puts, calls, swaps, convertible instruments, or other derivative securities, whether or not issued by the Company.
For purposes of this Policy, the term “transaction” or “trade” means broadly any purchase, sale or other transaction to acquire, transfer, or dispose of securities or an interest in securities, including changing elections (or electing to participate for the first time) under the Medline Employee Stock Purchase Program (“ESPP”) or any gift, pledge, contribution to a trust, or loan of securities.
This Policy also applies to all transactions in the securities of other entities with which Medline has or may have a business relationship, such as customers, suppliers, vendors, and any entities with which Medline may be negotiating a transaction (including an acquisition, investment, or sale of assets) (collectively, “business partners”) when you are aware of material nonpublic information about such business partner or its securities as a result of your employment or other relationship with Medline. Information that is not material to Medline may nevertheless be material to those entities. Notwithstanding anything to the contrary contained in this Policy, this Policy does not apply to Blackstone Inc., The Carlyle Group Inc., Hellman & Friedman LLC, Abu Dhabi Investment Authority, GIC Private Limited or their respective affiliates, other than personnel of such stockholders who are serving as Board members or Board Observers, as applicable.
3.3Penalties for Violating This Policy. Violations of this Policy may lead to disciplinary action up to and including termination of your employment or other relationship with Medline. Additionally, Medline may alert appropriate authorities if required or if it decides, in its sole discretion, that it is appropriate. Violations of insider trading laws may subject individuals to civil and criminal penalties, including fines and imprisonment.
4.Meaning of Material Non-Public Information
4.1Material Information. Information that a reasonable person would likely consider important in making a decision to buy, sell, or hold securities or that could reasonably be expected to affect the price of a security, whether positively or negatively.
It may include events that have already occurred as well as projections or forecasts. For future events, materiality is determined by considering both the probability that the event will occur and the magnitude of the effect the event would have if it occurred. Even if the possibility that an event will occur in the future is relatively small, if it would have a large effect on stock price, it may be material.
Information generally regarded as material includes (but is not limited to):
▪financial results and performance, including projections of future results or other guidance
▪significant proposed or pending transactions or business plans (such as acquisitions, divestitures, investments, joint ventures, or facility openings or closures)
▪gain or loss of an important customer or supplier or significant developments or changes with any
▪product recalls
▪significant project, product, technology, or intellectual property developments or innovations
▪changes in the Company’s Board members or senior management
▪interruptions or disruptions in the Company’s operations or business
▪actual or potential cybersecurity incidents or risks to the Company or third-party providers that support the Company’s business
▪developments in actual or threatened litigation, governmental or regulatory inquiries, or labor disputes
▪events involving the Company’s equity or debt (such as financings, offers, redemptions, repurchases, amendments, defaults, or significant transactions)
▪major environmental incidents or risks
▪events that may create a significant reserve, write-off, or adjustment to the financial statements
4.2Nonpublic Information. Information that has not been disclosed broadly to the general public. The information must have been disseminated in a manner designed to reach investors generally, e.g., in a Company press release or official statement or filing with the U.S. Securities and Exchange Commission, and investors must be given sufficient time to fully absorb the information.
Examples of information that is not public include: Rumors, even if accurate, widespread, and reported in the media. Information disclosed to a few members of the public. Information only partially disclosed to the public.
As a general rule, for purposes of this Policy, information is considered nonpublic until the close of market following the completion of one (1) full trading day after it has been publicly released.

4.3If you are not sure whether the information is material or nonpublic, you should assume that the information is material nonpublic information or consult with the Corporate Secretary before trading.
5.Rules for Everyone
The following rules apply to everyone subject to this Policy.
5.1Safeguard Material Nonpublic Information. You should maintain the confidentiality of material nonpublic information about Medline and its business partners in accordance with Company policies and until that information has been broadly disseminated to the public or is no longer material.
You are responsible for making sure that your Related Persons maintain the confidentiality of material nonpublic information about Medline and its business partners. Those with whom you have a history, pattern, or practice of sharing confidences, such as family, close friends, and financial and personal counselors, may be presumed to have acted on the basis of information that you know; therefore, special care should be taken not to disclose material nonpublic information to these people.
If you inadvertently disclose material nonpublic information about Medline or its business partners, you should inform the Corporate Secretary immediately to enable the Company to take appropriate steps.
5.2No Trading on Material Nonpublic Information. If you are aware of material nonpublic information about Medline or its securities or Medline’s business partners or their securities gained as a result of your employment or other relationship with Medline, you should not engage in any transaction in Medline’s or such business partner’s securities, including any offer to purchase or sell, until the close of market following the completion of one (1) full trading day after the information has become public or the information is no longer material. In addition, you should also be aware that insider trading could include situations where, among other things, an insider trades in securities of other companies (e.g., competitors) based on material nonpublic information concerning the Company or its securities that you are aware of and that could reasonably be expected to affect the market value of those other companies’ securities.
5.3No Tipping of Material Nonpublic Information. You should not disclose (or “tip”) material nonpublic information to any other person where such information may be used by the other person to trade in the securities of Medline or its business partner. Additionally, you should not make any recommendations or express any opinions as to trading in Medline’s or its business partner’s securities to any other person on the basis of material nonpublic information.
If a person to whom you have passed material nonpublic information (or “tipped”) trades on the basis of that information, you may be subject to penalties for violation of securities laws even if you do not receive any money or derive any benefit from the trade.
5.4No Speculative Transactions. Medline considers it improper and inappropriate for you to engage in speculative transactions in Medline securities that may create a conflict of interest, be perceived as undermining the alignment of your interests with those of other stockholders, or result in inadvertent violations of insider trading laws. Accordingly, you may not engage in any of the following transactions with respect to Medline securities.
5.4.1.No Hedging. You may not engage in hedging or monetization transactions of Medline securities, including any use of financial instruments such as prepaid variable forwards, equity swaps, collars, or exchange funds or other transactions designed to offset any decrease in the market value of Medline securities.
5.4.2.No Transactions in Derivative Securities. You may not engage in transactions involving Medline-based derivative securities that create an actual or potential bet against Medline (i.e., making money when the Medline stock price goes down). Derivative securities include options, warrants, convertible securities, and stock appreciation or similar rights whose value is derived from the value of an equity security, such as Medline common stock. This prohibition includes, but is not limited to, trading in Medline-based put or call option contracts.
Holding and exercising stock options or other derivative securities granted under the Company’s equity compensation plans is not prohibited by this Policy.

5.4.3.No Pledging or Purchasing Medline Securities on Margin. You may not pledge, borrow against, or purchase Medline securities on margin. Securities pledged or held in a margin account as collateral for a loan may be sold by the broker without your consent if you fail to meet a margin call or default on the loan, which may result in you unlawfully engaging in insider trading.
5.4.4.No Short Sales. You may not engage in short sales of Medline securities. A short sale is a sale of securities not owned by you or, if owned, not delivered against such sale within twenty (20) days thereafter (a “short against the box”). Short selling usually involves the borrowing of securities to sell with the expectation of the price dropping and the intent of buying the securities back at a lower price to replace the borrowed securities and you must terminate any standing or limit order prior to the beginning of any blackout period or if you subsequently obtain material nonpublic information.
5.4.5.No Standing or Limit Orders in Excess of Three Trading Days. You may not place a standing or limit order with a broker or bank to buy or sell Medline securities that has a duration longer than three (3) trading days, provided, however, that Preclearance Insiders (as defined below) may not place any standing or limit order. In addition, you must cancel any pending standing or limit order before any quarterly or special blackout period begins, or if you subsequently become aware of material nonpublic information, to prevent an order from being executed while you are restricted from trading.
Trades made pursuant to a Rule 10b5-1 Trading Plan (as defined below) approved by the Corporate Secretary are not prohibited by this Policy.

5.5Special Blackout Periods. From time to time, Medline may impose special blackout periods for certain individuals who are aware of, or involved in, certain projects (such as major corporate transactions, changes in senior management, or other potentially material events), upon e-mail or other written notification to those affected. If you are notified of such a restriction, you may not trade during the special blackout period. If you are subject to a special blackout period, or otherwise made aware of the existence of a special blackout period, you may not disclose the existence of such blackout period to any other person, even within the Company.

Even if you have not been notified that you are subject to a special blackout period, you are still prohibited from trading if you are aware of material nonpublic information.
6.Additional Rules for Blackout Insiders
The following rules apply only to Blackout Insiders.
6.1Who is a Blackout Insider? All of the following individuals, including their Related Persons:
▪Medline Board members;
▪officers designated by the Board as Section 16 reporting officers (“Section 16 officers”);
▪all members of Medline’s executive leadership team (“ELT”) not otherwise Section 16 officers;
▪all others included as Blackout Insiders in the Company’s Trading Blackout and Preclearance Insider List (“Trading List”) maintained by the Corporate Secretary; and
▪any others notified from time to time via e-mail or other written notification by the Corporate Secretary.
6.2No Trading During Blackout Periods.
6.2.1.Quarterly Blackout Period. Blackout Insiders may not trade Medline securities during the period generally beginning at close of market on the first Friday of the last month of each fiscal quarter and ending at the close of market following the completion of one (1) full trading day after the public release of Medline’s earnings results for that quarter.
For example: If Medline publicly releases its earnings results on Wednesday before Nasdaq opens for trading, you may begin trading as soon as the market closes on Wednesday. If Medline publicly releases its earnings results on Wednesday after Nasdaq closes for trading, you may begin trading as soon as the market closes on Thursday.
The exact dates and times of each quarterly blackout period may be extended as determined by Medline and communicated via e-mail or other written notification to Blackout Insiders.
7.Additional Rules for Preclearance Insiders
The following rules apply only to Preclearance Insiders.
7.1Who is a Preclearance Insider? All of the following individuals, including their Related Persons:
▪Medline Board members*;
▪Section 16 officers*;
▪members of the ELT not otherwise Section 16 officers;
▪all others identified as Preclearance Insider in the Trading List maintained by the Corporate Secretary; and
▪any others notified from time to time via e-mail or other written notification by the Corporate Secretary.
*    If you cease to be a Board member or Section 16 officer, you remain subject to the preclearance requirements for a period of six (6) months.

7.2Preclearance of Trades Required. Preclearance Insiders may not, directly or indirectly, engage in any transaction (including any purchase, sale, transfer, gift, or contribution) in Medline securities without first obtaining preclearance by the Corporate Secretary (or their designee). Unless otherwise provided or revoked, clearance to trade will normally remain valid until the close of market three (3) full trading days following the day on which it was granted. If the transaction does not occur during such period, preclearance of the transaction must be re-requested.
If preclearance is not given, you should not communicate about it with anyone. Preclearance to trade does not constitute investment advice, legal advice, or legal defense to insider trading violations. Any decision to trade remains yours. Regardless of preclearance, you should not trade if you have or acquire material nonpublic information.
7.3Section 16 Requirements. All Medline Board members and Section 16 officers must comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The practical effect of these provisions is that Board members and Section 16 officers who purchase and sell Medline securities within a six (6)-month period must disgorge all profits to Medline whether or not they had knowledge of any material nonpublic information.
8.General Exceptions to This Policy
8.1The trading restrictions under this Policy do not apply to the following transactions. For questions about whether a transaction falls within these exceptions, contact the Corporate Secretary.
▪The exercise of stock options for cash (not including the sale of any shares acquired upon such exercise, including as part of a broker-assisted cashless exercise of stock options).
▪Purchases of Company stock under the ESPP resulting from periodic contributions to the ESPP under an election made at the time of enrollment; however, the trading restrictions do apply to new elections to participate in the ESPP, changes in participation levels, and sales of stock purchased under the ESPP.
▪Share withholding to satisfy tax obligations related to the vesting of an award made under any of the Company’s stock-based incentive plans (not including a market transaction or the sale of any such shares) or the vesting or settlement of such awards.
▪Transactions conducted under a Rule 10b5-1 Plan reviewed and approved by the Corporate Secretary and in accordance with the Medline Rule 10b5-1 Trading Plan Guidelines.
▪Transactions in mutual funds or exchange-traded funds that are invested in Medline securities so long as (a) you do not control the investment decisions on individual stocks within the fund and (b) Medline securities do not represent a substantial portion of the assets of the fund.
▪Sales of Medline securities as a selling stockholder in a registered public offering, including a “synthetic secondary” offering, in accordance with applicable securities laws.
▪The acquisition of Medline securities as a dividend or distribution without payment for receipt of such securities.
▪The election to exchange, and the exchange of, Common Units of Medline Holdings, LP for shares of the Company’s Class A common stock pursuant to the terms of the Company’s Exchange Agreement with the holders of Common Units (as may be amended from time to time) and concurrent surrender of Class B common stock; however, the sale of any such Medline common stock acquired upon such exchange is subject to this Policy.
▪Transferring securities to an entity that does not involve any change in the beneficial ownership of the securities (e.g., certain estate planning transfers).
▪Any other purchase of Company securities from the Company or sales of Company securities to the Company in accordance with applicable securities and state laws.
9.Rule 10b5-1 Trading Plans
9.1Rule 10b5-1 under the Exchange Act provides an affirmative defense against allegations of insider trading if trades take place pursuant to a written plan that meets certain specified conditions (a “Rule 10b5-1 Trading Plan”). The Company encourages Medline Board members and Section 16 officers and permits other Blackout Insiders, as well as all Related Persons, to enter into Rule 10b5-1 Trading Plans, provided the plan complies with the requirements set forth in Medline’s Rule 10b5-1 Trading Plan Guidelines in Appendix A.
10.Company Transactions
10.1From time to time, Medline may engage in transactions in its securities. It is Medline’s policy to comply with all applicable securities and state laws (including appropriate approvals by the Board or appropriate committee of the Board, if required) when engaging in transactions in Medline’s securities (subject to transactions under equity-based compensation plans being in accordance with terms of plans and award agreements).
11.Exceptions
11.1The Corporate Secretary (or their designee) may authorize limited exceptions to this Policy (other than to Board members and Section 16 Officers), provided that the exception would not contravene any applicable laws or the purpose of this Policy as determined by the Corporate Secretary (or their designee).
12.Questions and Potential Violations
12.1Questions. Any questions regarding this Policy should be directed to the Corporate Secretary at [***].
12.2Speak Up. If you become aware of any actual or potential violations of this Policy, or any other Medline policy, you must report it through one of the following channels:
▪Medline Ethics & Compliance Reporting Line: https://medline.ethicspoint.com.
▪Call the phone number listed in the Speak Up Phone Numbers section of the Medline Code of Conduct & Ethics.
12.3 No Retaliation. Medline employees will be protected from retaliation for reporting concerns in good faith, as provided in the Medline Code of Conduct & Ethics and its No Retaliation Policy. Medline does not tolerate any act of retaliation against employees who report potential or actual violations of this Policy, related Procedures or applicable law in good faith.

Effective December 16, 2025

Appendix A
[Contact the Corporate Secretary’s Office]